Exhibit (j)(2)

EXECUTION VERSION

DOCUMENT CUSTODY SERVICES ADDENDUM

TO CUSTODY AGREEMENT

This Document Custody Services Addendum to Custody Agreement (“Addendum”), made and entered into as of January 31, 2023, contains additional provisions which apply whenever Customer delivers to BNY Mellon any investment documentation relating to uncertificated securities which are registered in a name other than that of BNY Mellon or one of its nominees or concerns the issuer of any such securities (including information relating to investments in any such securities). The provisions of this Addendum shall be considered part of the Custody Agreement between Crescent Private Credit Income Corp. (“Customer”) and The Bank of New York Mellon (“BNY Mellon”) dated January 31, 2023 (the “Agreement”) and shall be enforceable in accordance with the terms of the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Addendum shall control with respect to the subject matter of this Addendum.

1. Definitions. For purposes of the Agreement and this Addendum, the following definitions shall apply:

“Documentation” shall mean, for each Private Investment (as defined below) for which Customer physically delivers an Investment File to BNY Mellon, all documents and instruments that may include the related Private Investments (but excluding any physical certificates evidencing ownership of a Security), including any subscription agreements, loan documents (including each loan agreement, promissory note, participation certificate, collateral security agreement, guarantee or supporting obligation), partnership certificates, membership agreements or such other agreements or documents as may be mutually agreed between the parties from time to time.

“Hedge Fund Investments” shall mean investments by Customer in hedge funds, mutual funds and other investment or collective investment vehicles.

“Investment File” shall mean an unsealed hard copy file, the contents of which, in the aggregate, do not exceed one hundred (100) pages, which Customer represents contains Documentation (as defined above), physically delivered to and actually received and accepted by BNY Mellon, Subcustodian or Depository, as applicable.

“Private Investments” means, collectively, (i) private equity investments, including investments in partnership and limited liability companies (excluding Hedge Fund Investments), acquired by Customer and physically delivered to BNY Mellon, Subcustodian or Depository, as applicable, by Customer from time to time during the term of, and pursuant to the terms of, the Agreement; (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i); and (iii) loans or loan commitments originated by or otherwise obtained by Customer and delivered to BNY Mellon, Subcustodian or Depository, as applicable, by Customer from time to time during the term of, and pursuant to the terms of, the Agreement.

2. Customer Representations, Warranties and Covenants. In addition to the representations, warranties and covenants contained in the Agreement, Customer hereby represents, warrants and covenants, which shall be continuing and shall be deemed to be reaffirmed upon each Instruction or Oral Instruction given by Customer, that:

(a) Its delivery of Investment Files to BNY Mellon hereunder and the Documentation therein complies with all applicable laws, rules and regulations, both state and federal, including all applicable anti-money laundering laws and regulations;

(b) It will not otherwise use the services provided by BNY Mellon under this Addendum in any manner that is, or will result in, a violation of any such law, rule or regulation, and it will not include in any printed material nor make any other statement or representation regarding BNY Mellon’s services under this Addendum except as specifically provided herein; and

(c) It will not include in Investment Files anything other than Documentation.

3. Private Investments. Notwithstanding anything in the Agreement to the contrary, the following shall apply with respect to Private Investments:

(a) Customer will arrange for the physical and not, for the avoidance of doubt, electronic, delivery of an Investment File to BNY Mellon, Subcustodian or Depository, as applicable, accompanied by an Instruction which clearly identifies the contents of such Investment File; provided that BNY Mellon, Subcustodian or Depository may, in its reasonable discretion, reject any Investment File and/or any Documentation contained therein which BNY Mellon or such Subcustodian or Depository has determined to be ineligible for deposit or which otherwise cannot be held for safekeeping by BNY Mellon or such Subcustodian or Depository. BNY Mellon shall endeavor to provide reasonable notice to Customer of a rejection of any Investment File or related Documentation; provided that BNY Mellon makes no representation as to its ability to provide such notice and shall not incur any liability arising out of its failure to provide such notice. If an Investment File is accepted, BNY Mellon will generate an asset identifying number to track the Investment File and custody such Investment File in its vaults or the vaults of a Subcustodian or Depository. Under no circumstances will BNY Mellon be required to issue a trust receipt (or similar instrument) with respect to any Investment File or its contents. No director, officer, employee or agent of Customer shall have physical access to the Investment Files or be authorized or permitted to withdraw any Documentation nor shall BNY Mellon deliver any Documentation to any such person, unless such access or withdrawal or delivery has been duly authorized pursuant to Instructions.

(b) It is understood and agreed that BNY Mellon will accept any file purporting to be an Investment File “as is” and without any independent examination thereof. BNY Mellon shall be under no obligation to determine the sufficiency of any Investment File, to review, verify, validate or otherwise inspect the contents of an Investment File or to provide any certification with respect thereto. Subject to Section 3(a) above, acceptance of Investment Files by BNY Mellon is based solely on Customer’s description and representations regarding the contents thereof and any other documentation that BNY Mellon requests to obtain reasonable comfort that such Investment File is what Customer purports such Investment File to be, it being understood that none of BNY Mellon, Subcustodian nor Depository, as applicable, shall have any duty to Customer to so verify. BNY Mellon shall be entitled to fully rely, without independent verification, on Customer’s representations regarding the Investment Files. BNY Mellon’s custody of an Investment File shall in no way be construed as custody of Private Investments (or any other underlying assets which the Investment File is said to constitute or represent) nor as a security entitlement to such Private Investments under any applicable law or requirements (including the Uniform Commercial Code). For the avoidance of doubt, BNY Mellon shall have no duty or obligation whatsoever to determine, or liability for the failure to determine, (i) the contents of an Investment File; (ii) that any Investment File is or is not what Customer purports it to be or (iii) the value of any asset represented by the Investment File. BNY Mellon makes no representations or warranties, nor does it give any other assurances, regarding any Investment File or the contents thereof. Any account statements will only reflect an inventory of the physical Investment Files that BNY Mellon holds hereunder without any representation as to the contents thereof. BNY Mellon shall be under no obligation hereunder for providing any account statements directly to any clients or investors of Customer or to any third parties. With respect to the subject matter of this Addendum, BNY Mellon will only provide those services set forth in this Addendum and BNY Mellon shall be under no obligation to accept delivery of any Investment File unless it is delivered in accordance with BNY Mellon’s requirements.

(c) Customer shall be solely responsible for the servicing of all Private Investments. As between the parties, Customer shall be solely responsible to cause all payments by or on behalf of issuers of a Private Investment to be remitted to BNY Mellon for credit to an Account.

(d) Customer shall be solely responsible for maintaining all records of account activity relating to each Private Investment, including without limitation, any modification, all amortization schedules, records of transfer, pay-off, assignment, participation, sale, modification, termination or other changes in any such Private Investment. Upon modification or other change in any Private Investment, Customer shall promptly deliver or cause to be delivered to BNY Mellon, Subcustodian or Depository, as applicable, all relevant Documentation.

(d) Customer shall be solely responsible for the settlement of each purchase or sale of Private Investments. Customer shall deliver to BNY Mellon Instructions specifying all Investment Files to be received or released in connection with such purchase or sale and any other relevant information concerning the custody of the Investment Files relating to the affected Private Investments. Customer assumes full responsibility for all credit risks associated with any such sale or purchase or any loss, damage or destruction of any Documentation or Investment Files in transit.

4. Customer Responsibilities. Unless otherwise agreed by BNY Mellon in writing to the contrary, Customer shall:

(a) Cause the issuer of the applicable Private Investment to deposit with BNY Mellon (by means of a check or draft payable to BNY Mellon or its nominee or by wire transfer) all income and other payments or distributions on or with respect to such Private Investment and advise BNY Mellon in an Instruction of the amount to be received and, if such amount relates to a particular Investment File, the identity of such Investment File;

(b) Direct BNY Mellon in a detailed Instruction to present for payment on the date and at the address specified therein the Private Investment specified therein whether at maturity or for repurchase or redemption, and to hold under the Agreement such amounts paid on or with respect to such particular Private Investments as BNY Mellon may receive;

(c) Obtain and execute any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons or similar items;

(d) Cause the issuer to deposit with BNY Mellon, Subcustodian or Depository, as applicable, such additional Private Investment or rights as may be issued with respect to any Private Investments and advise BNY Mellon in a detailed Instruction if the Private Investments are to be added or credited to a particular Investment File;

(e) Be solely responsible for the exercise of rights or discretionary actions with respect to Private Investments; and

(f) Exercise all voting rights with respect to Private Investments.

5. Counterparts. This Addendum may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first set forth above.

The Bank of New York Mellon		Crescent Private Credit Income Corp.

By:	/s/ Rachel Tignanelli	By:	/s/ George P. Hawley
Name:	Rachel Tignanelli	Name:	George P. Hawley
Title:	Principal	Title:	Secretary